Exhibit 10.1

AGREEMENT FOR SEVERANCE BENEFITS AND
FOR RELEASE, WAIVER AND NONDISCLOSURE

WHEREAS, heretofore Michael Benkel is or has been an employee of Pier 1 Services Company;

WHEREAS, the employment relationship between Michael Benkel and Pier 1 Services Company has been discontinued effective March 18, 2019;

WHEREAS, severance benefits will benefit Michael Benkel during the transition following discontinuation of his employment;

WHEREAS, it is a common practice in business today for a former employee who is given severance benefits to release all claims and damages against the former employer;

WHEREAS, Pier 1 Services Company has agreed to extend severance benefits to Michael Benkel, and in exchange, Michael Benkel has agreed to release and waive all claims and damages relating to his employment and the discontinuation thereof;

WHEREAS, Michael Benkel represents that he has not assigned, sold, conveyed or transferred any claims of the type described in paragraph 2 below to third parties including, but not limited to, attorneys; and

WHEREAS, Michael Benkel, on behalf of himself and his agents, assigns, relatives, spouse (if any) and related persons (hereinafter collectively referred to as “Associate”), and Pier 1 Services Company on behalf of itself and its parent(s), subsidiaries and affiliated companies (corporate and noncorporate), and on behalf of its and their directors, officers, employees, agents, representatives and related persons and entities (hereinafter collectively referred to as "Pier 1") wish to enter into this Agreement for Severance Benefits and for Release, Waiver and Nondisclosure (hereinafter referred to as "Agreement").

NOW THEREFORE, in consideration of the mutual covenants, warranties and undertakings set forth herein, Associate and Pier 1 agree as follows:

1.            By executing this Agreement, Associate (subject to his right to revoke or rescind this Agreement during the Revocation Period [as defined below] and the provisions herein), hereby agrees to accept a cash severance in the amount of $277,810.77 (less applicable taxes and withholding amounts) to be paid within ten (10) days after the Revocation Period. The cash severance amount consists of  thirty-six weeks base pay in the amount of $249,230.77, 12-months of COBRA reimbursement in the amount of $22,080.00 and the waived placement service fee in the amount of $6,500.00.

By executing this Agreement, Pier 1 agrees to tender said amount as set forth above after the expiration of the Revocation Period as described above; provided that , Associate executes this Agreement within the time period stated in paragraph 16 below and does not revoke or rescind this Agreement during the Revocation Period.

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2.            Associate hereby irrevocably and unconditionally releases Pier 1 from any and all claims and causes of action, known or unknown, and recoverable damages (including claims for statutory attorney's fees), relating to or arising in any way from Associate's employment with Pier 1 and the discontinuation of such employment.  Associate hereby waives all claims and causes of action against Pier 1 and all damages, if any, that may be recoverable, including the recovery of statutory attorney’s fees.  This release and waiver of all claims and damages includes, but is not limited to, all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) Associate’s employment; (ii) Pier 1’s refusal or failure to continue Associate’s employment; or (iii) the discontinuation of Associate’s employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; claims under workers' compensation laws (except the right to file a claim for and receive workers’ compensation benefits); or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by Federal, State, local or other jurisdiction or political subdivision.  This Agreement extinguishes any potential monetary recovery from any contracts or claims Associate may have relating to Associate’s employment with Pier 1 and the discontinuation of Associate’s employment.

3.            Intentionally Deleted.

4.            This Agreement does not prohibit, release or waive Associate's rights as an employee (i) to any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits, (ii) to convert any insured benefits under an employee benefit plan to the extent the plan allows conversion, or (iii) to maintain Associate’s medical insurance in force as provided by the Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), or (iv) to file or otherwise institute, participate or cooperate in any investigation, charge and/or claim with Congress or a federal, state, or local government agency.

5.            It is expressly understood and agreed that this Agreement is not and shall not be construed as an admission of liability on the part of Pier 1, and any such admission is expressly denied.

6.            Associate represents and warrants that as of March 18, 2019 he has returned all property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers of which are the property of Pier 1, or if Associate has failed to do so, Associate agrees to do so immediately upon finding any such items in their possession.

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7.            Associate acknowledges that during Associate’s employment with Pier 1, Associate has been given access to and use of trade secrets, proprietary data, or other confidential information, which were developed at considerable effort and expense, and which if acquired by competitors of Pier 1 would give them an unfair business advantage.  Associate understands and agrees that this information, if used by or disclosed to anyone but Pier 1 and its employees with a need to know, will place Pier 1 at a competitive disadvantage.  Associate further acknowledges that he has not used or disclosed such trade secrets, proprietary data, or other confidential information during their employment with Pier 1, except as authorized in writing by Pier 1 or in the normal exercise of their job duties for the benefit of Pier 1.

In further consideration for the above-recited covenants, promises and statements of understanding between the parties, including the payment described in Paragraph 1 of this Agreement, to which Associate is otherwise not entitled, Associate agrees that he shall not, without the prior express written consent of Pier 1, directly or indirectly communicate or disclose, or use for their benefit or the benefit of any other person, firm, association, or corporation, any of Pier 1’s trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by Associate during Associate’s employment relationship with Pier 1, except that Associate may disclose such matters to the extent that disclosure is required (a) at Pier 1’s direction or (b) by a lawful order of a court or other governmental agency of competent jurisdiction.  For so long as such matters remain trade secrets, proprietary data, or other confidential information, Associate agrees that he will not use such trade secrets, proprietary data, or other confidential information in any way or in any capacity other than as expressly consented to by Pier 1.

Nothing in the above paragraph shall be construed to restrict Associate from using Associate’s general knowledge, skills, and experience acquired during Associate’s employment with Pier 1 in future employment whether or not such employment is with a direct competitor of Pier 1.

Such trade secrets, proprietary data, or other confidential information include, but are not limited to, the following: information concerning strategic marketing plans or product development plans; cost or pricing information; vendor or supplier information; business plans or methods; customer lists or data; information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated business ventures of Pier 1; projects, whether completed, in progress, or only contemplated; real estate plans and strategy; investment opportunities and other information related to investments of Pier 1, whether past, present or future; confidential financial information; financial planning and analysis modeling and methodology; intellectual property; financial accounting and reporting; tax planning and strategy; personnel information; ideas; discoveries; designs; inventions; improvements; know-how; writings and other works of authorship; computer programs; accounting information; lists; analyses; studies; technology; programs; flow charts; information regarding products or techniques;  strategies; or, any other business information that relates in any manner to the actual or anticipated business of Pier 1, and which Pier 1 has not intentionally disclosed to its competitors or to the general public.

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The obligations set forth herein shall be in addition to any other confidentiality obligations that Associate may have to Pier 1.

8.            Associate agrees that the terms of this Agreement shall be confidential.  Associate agrees that he will not disclose the terms to anyone other than their spouse, attorney, accountant, financial planner, or tax advisor, without Pier 1’s prior written approval, except as may be required by law and/or court order.  Associate agrees that he will not disclose the terms of this Agreement to their spouse, attorney, accountant, financial planner, or tax advisor unless the receiving party agrees to abide by the confidentiality provisions of this Agreement, and the Associate agrees to be responsible for any breach of confidentiality by their spouse, attorney, accountant, financial planner and/or tax advisor.  If Associate receives a request pursuant to applicable law to disclose the existence or terms of this Agreement, Associate agrees that he will promptly notify Pier 1’s Legal Department to enable Pier 1 to seek a protective order or other appropriate remedy prior to any disclosure being made by Associate.

9.            Associate shall not make any untrue, misleading, or disparaging statements, or comments concerning Pier 1 to any nongovernmental entity.  The commitments in this paragraph and in other paragraphs of this Agreement will not limit or prohibit Associate from testifying truthfully or providing truthful information in connection with any pending or threatened legal proceeding.  Further, nothing in this paragraph or in any other paragraph of this Agreement prohibits Associate from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the United States Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions or other provisions of federal, state, or local law or regulation. Associate does not need the prior authorization of Pier 1 to make any such reports or disclosures and Associate is not required to notify Pier 1 that he has made such reports or disclosures.

10.            In order to protect the goodwill Company has with its associates and the confidential information Associate had access to about Company associates, Associate agrees that for the twelve (12) months immediately following his execution of this Agreement, he will not, directly or indirectly, solicit, recruit, hire or recommend for hire, any individual who was employed by Company (or its affiliates) during Associate’s employment with the Company with whom Associate had any contact with or that Associate had access to that Company’s information maintained on its associates during his employment with Company.

11.            Associate agrees to cooperate with Pier 1 at such reasonable times and places as may be reasonably requested, and to provide all information that may be reasonably requested with respect to any matter involving Associate’s present or former relationship with Pier 1, the work Associate performed for Pier 1, or present or former employees, so long as such requests do not unreasonably interfere with any other job or significant personal activity in which Associate is engaged. This specifically includes Associate’s assistance in regulatory inquiries, investigations and litigation matters, including depositions and/or court appearances in connection therewith, which may include appearances in other states. Pier 1 will make every effort to schedule these matters at times and locations convenient for Associate should these matters arise. Pier 1 will reimburse Associate for reasonable expenses, such as telephone, travel, lodging, and meal expenses Associate incurs at the request of Pier 1, consistent with Pier 1’s generally applicable policies for employee expenses.

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12.            This Agreement is not assignable, renewable, may not be modified, and may not be extended beyond the period described below, except by a written document signed by Associate and the Senior Vice President‑Human Resources of Pier 1 Services Company.

13.            This Agreement represents and encompasses the entire agreement between the parties and supersedes all prior and contemporaneous (whether written or oral) negotiations, representations, agreements and understandings.

14.            This Agreement shall be governed by the laws of the State of Texas.  Should a lawsuit be filed to enforce the terms of this Agreement, venue shall lie exclusively in the courts located in Tarrant County, Texas.

15.            It is the intention of the parties that neither this Agreement nor any part thereof is admissible in any administrative or judicial proceeding other than one to enforce the terms of this Agreement.

16.            Associate represents and acknowledges that he is being given at least twenty-one (21) days to consider this Agreement before signing it, and further, that he is advised in writing to consult with an attorney before signing it.

17.            Associate may revoke or rescind this Agreement during the seven (7) day period following the date of execution of this Agreement by Associate (the "Revocation Period").  This Agreement shall not become effective nor enforceable during the Revocation Period.  Should Associate decide to revoke or rescind this Agreement during the Revocation Period, then they must do so by serving written notice to Pier 1 Services Company, by facsimile at _______, Attn: Legal Department.

18.            Associate acknowledges that the injury Pier 1 will suffer in the event of Associate’s breach of any covenant or agreement set forth in Paragraphs 7, 8, 9 or 10 herein cannot be compensated by monetary damages alone, and Associate therefore agrees that Pier 1, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against Associate.

19.            Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever, be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall be confined in its operation to the clause, sentence, provision, paragraph or part of this Agreement directly involved, and the remainder of this Agreement shall remain in full force and effect.

20.            Associate represents that he fully understands that he may consult with their personal attorney regarding this Agreement and have done so to the extent, if at all, that he deems appropriate. Associate warrants that he has had a reasonable period of time to review this Agreement, that he has carefully read and fully understand all of the provisions and effects of this Agreement and that he has voluntarily executed it in the space provided below.  Associate further warrants and represents that the severance benefit described in this Agreement is an exchange of consideration or value to which Associate is not otherwise entitled.

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21.            If Associate should breach any term of the Agreement, any delay by Pier 1 in enforcing the Agreement shall not be deemed a waiver or acceptance.  No waiver shall bind Pier 1 unless supported by consideration, executed in writing by the party to be bound, and delivered by an authorized officer or agent.

22.            Associate hereby resigns effective March 18, 2019, as an officer of any entity within the definition of Pier 1 for which he serves.

23.            This Agreement shall be fairly construed based on its language and without regard to the author of the language.

Pier 1 Services Company a Delaware statutory trust
By: Pier 1 Holdings, Inc., its managing trustee and a Delaware corporation

/s/ Michael Benkel
Michael Benkel
		By:	/s/ Christine C. Murray
Printed Name: Christine C. Murray
Its: S.V.P. – Human Resources and CHRO

Date:	3/31/2019	Date:	4/1/2019

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